Exhibit 10.5
BONUS CRITERIA FOR NATHAN ZOMMER
FOR THE FISCAL YEAR ENDED MARCH 31, 2006
On June 2, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of IXYS Corporation (the “Company”) set potential bonus levels and objectives to use in determining the amount of the cash bonus payable to Dr. Nathan Zommer, the Chief Executive Officer of the Company, in respect of the fiscal year ending March 31, 2006. The Committee also established weights for the objectives, to indicate their relative importance. In doing so, the Committee considered the advice of an independent compensation consultant.
In setting the bonus levels, objectives and weights, the Committee approved the following language:
“The bonus levels and objectives, along with the weights accorded the objectives, represent guidelines for the Committee to use in evaluating the bonus to be paid to the Chief Executive Officer and for the Chief Executive Officer to use in understanding the goals of the Compensation Committee for his performance. As guidelines, the bonus levels, objectives and weights are not determinative in and of themselves of the amount of the bonus. The amount of the bonus will be determined by the Committee in light of its evaluation of the Chief Executive Officer’s performance in total and not based on the mechanical application of any formula. The Committee may decide to award additional amounts for performance in excess of an objective or award lesser amounts for partial performance of an objective. The Committee may also consider factors not set forth below in ultimately determining the amount of the bonus. Thus, the amount of the bonus to be paid is in the discretion of the Committee, to be determined after completion of the fiscal year.”
The Committee set three different potential levels for Dr. Zommer’s fiscal 2006 cash bonus as follows:
Acceptable performance: $250,000
Target bonus: $300,000
Performance above expectations: $400,000
The objectives are described below:
1. A quantitative target for net revenues for fiscal 2006;
2. A quantitative target for gross margin for fiscal 2006; and
3. Overall performance during fiscal 2006, including an evaluation of infrastructure development, the business plan and the integration of acquisitions.